Exhibit 99.1

         Quaker Fabric Reports Fiscal 2005 Financial Results

    FALL RIVER, Mass.--(BUSINESS WIRE)--Feb. 14, 2006--QUAKER FABRIC CORPORATION (NASDAQ:QFAB) today reported net sales of $50.1 million, a net loss of ($4.8 million), and diluted and basic losses per share of ($0.28) for the three-month period ended December 31, 2005; compared to net sales of $68.0 million, a net loss of ($1.9 million), and diluted and basic losses per share of ($0.11) for the corresponding period of fiscal 2004. Quaker's financial results for the fourth quarter of fiscal year 2005 include after-tax restructuring, including asset impairment and related charges of $0.1 million, as well as $0.3 million of after-tax plant relocation expenses. Excluding these charges and expenses, net loss for the fourth fiscal quarter of 2005 was ($4.4 million), or ($0.26) per diluted share.
    Net sales for the 52-week fiscal year ended December 31, 2005 were $224.7 million, with a net loss of ($25.4 million), and diluted and basic losses per share of ($1.51); compared to net sales of $289.1 million, a net loss of ($2.0 million), and diluted and basic losses per share of ($0.12) for the 52-week fiscal year ended January 1, 2005. Favorable settlement of the Company's claim for certain federal research and development tax credits added approximately $2.0 million, or $0.12 per share, to the Company's net income for fiscal 2004.
    Quaker's 2005 financial results reflect a number of one-time charges related to the Company's ongoing restructuring efforts, including approximately $13.9 million of after-tax asset impairment and restructuring expenses, consisting of a $5.4 million write-off of goodwill, a $6.3 million asset impairment charge, $0.8 million of plant relocation expenses, a $1.4 million charge related to the prepayment of debt in connection with the Company's May 2005 refinancing effort, banking and professional fees related to that transaction and certain other charges associated with several reductions in force completed during the course of the year. Excluding these asset and goodwill impairment, restructuring and related charges, as well as a $1.2 million tax credit related to the favorable settlement of a state income tax refund claim recorded in the second quarter, net loss for fiscal 2005 was ($12.6 million), or ($0.75) per diluted and basic share.
    "Last year was a major disappointment for Quaker. Our biggest problem was sales. The continued strength of imported leather, faux suede and woven fabric products in the U.S. market led to a 22.3% fall-off in our total revenues - with domestic and international fabric sales for the year of $173.6 million and $29.3 million, down 25.4% and 18.4%, respectively. Net yarn sales, at $21.8 million, were up 6.7%, and for the first eight months of the year were running well ahead of 2004, but craft yarn orders slowed significantly in September and remained weak through the balance of the year," commented Larry A. Liebenow, Quaker's President and CEO.
    "Our primary goal during 2005 was to achieve a fundamental reshaping of our company to restore the company to profitability and ensure its long-term success. We had three major objectives. First, reducing our costs and employed assets to reflect our lower volumes. Second, refocusing our U.S.-based operations to concentrate on those segments least sensitive to imported products and expanding our base to include contract and outdoor fabrics. And finally, completing a strategic alliance for the sourcing of certain products offshore to allow us to recapture a portion of the business we'd lost to foreign imports," Mr. Liebenow said.
    "And we did achieve a number of important objectives last year. We took approximately $40.0 million out of our cost structure on an annualized basis - through significant staffing cuts and other reductions of approximately $3.0 million and $14.3 million in our annualized SG&A and manufacturing costs, respectively. We consolidated operations at four of our manufacturing and warehousing facilities into a fifth plant. We put a new senior secured credit facility in place, and cash flows during the year allowed us to reduce our total funded debt by approximately $2.1 million. And we put through a price increase last March - and implemented a surcharge in October - to compensate for some of last year's significant increases in our energy and raw material costs. At the end of the day, however, the 22.3% drop in our revenues outpaced the cost reduction measures we were able to implement," Mr. Liebenow added.
    "We are determined that 2006 will see a significant improvement in our financial results - and we believe that the steps we took during 2005 and so far this year have set the stage for that. On the sales front - a key objective is to stabilize revenues from our core domestic residential business while simultaneously working to generate incremental sales from the new product and market initiatives we have been pursuing, including the launch of our initial collections of outsourced fabrics. We will also be continuing to aggressively develop other products that for both strategic and economic reasons are best produced in our U.S. plants, including our outdoor and contract fabric lines - and fabrics for those customers needing a strong US-based fabric mill to meet their requirements for high quality, innovative products with relatively short delivery lead times. On the cost reduction front, we will be continuing to consolidate our Fall River manufacturing operations into fewer facilities, actively marketing our excess real estate and implementing additional cost reduction programs," Mr. Liebenow continued.
    "Quaker is committed to continuing to be a strong and growing manufacturer of home and office fabrics in the U. S. and to using the global fabric sourcing capability we are building to generate incremental sales. We are also committed to doing so profitably. We are determined to stay focused on improving our quality performance and productivity levels, keeping our operating costs as low as possible and being increasingly innovative and flexible. We look forward to tackling the challenges that lie ahead as we continue to do our very best to serve all of our stakeholders well," Mr. Liebenow concluded.

    Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world.

    THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS, ANY INTERRUPTION IN THE SUPPLY OF RAW MATERIALS USED BY THE COMPANY AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2004 FORM 10-K.


                      QUAKER FABRIC CORPORATION

                  CONSOLIDATED FINANCIAL STATEMENTS
                (In thousands, except per share data)

                       STATEMENTS OF OPERATIONS

                                  Fourth Quarter      Twelve Months
                                      Ended               Ended

                                December  January  December   January
                                   31,       1,        31,       1,
                                  2005      2005      2005      2005
                                -------- --------- --------- ---------

Net sales                       $50,127   $68,044  $224,684  $289,145
Cost of products sold            45,132    58,978   195,799   236,270

                                -------- --------- --------- ---------
Gross profit                      4,995     9,066    28,885    52,875
Selling, general and admin.
 expenses                        10,828    13,724    46,076    55,315
Goodwill impairment                   0         0     5,432         0
Restructuring charges and asset
 impairments                        165         0     9,817         0
                                -------- --------- --------- ---------
Operating loss                   (5,998)   (4,658)  (32,440)   (2,440)
Other expenses
    Interest expense                787       760     2,984     3,327
    Early extinguishment of
     debt                                             2,232         0
    Other expenses                   51        91       196         8
Loss before provision for
                                -------- --------- --------- ---------
  income taxes                   (6,836)   (5,509)  (37,852)   (5,775)
Provision (benefit) for income
 taxes                           (2,068)   (3,639)  (12,497)   (3,733)

                                -------- --------- --------- ---------
Net loss                        $(4,768)  $(1,870) $(25,355)  $(2,042)
                                ======== ========= ========= =========

Loss per common share - basic    $(0.28)   ($0.11)   $(1.51)   ($0.12)
                                ======== ========= ========= =========

Weighted average shares
  outstanding - basic            16,826    16,824    16,826    16,819
                                ======== ========= ========= =========

Loss per common share - diluted  $(0.28)   ($0.11)   $(1.51)   ($0.12)
                                ======== ========= ========= =========

Weighted average shares
  outstanding - diluted          16,826    16,824    16,826    16,819
                                ======== ========= ========= =========


Note: Earnings per common share amounts for the quarters and for the twelve month periods presented have each been calculated separately. Accordingly, quarterly amounts may not add to the twelve month period amounts.

Ratio analysis:
---------------
Gross profit margin                10.0%     13.3%     12.9%     18.3%
S.G. & A. as a percentage of
 net sales                         21.6%     20.2%     20.5%     19.1%
Operating margin                  -12.0%     -6.8%    -14.4%     -0.8%
Net margin                         -9.5%     -2.7%    -11.3%     -0.7%

Order backlog                                       $11,270   $14,584
-------------


                      QUAKER FABRIC CORPORATION

       Reconciliation of Operating Income (loss) as Reported to
                  Pro Forma Operating Income (loss)

                                        Fourth Quarter  Twelve Months
                                             Ended           Ended

                                         December 31,    December 31,
                                             2005           2005
                                        --------------- --------------

Operating loss, as reported                    $(5,998)      $(32,440)
    Restructuring charges and asset
     impairments                                   165          9,817
    Goodwill impairment                              0          5,432
    Plant relocation and duplicate
     occupancy costs                               402          1,203
                                        --------------- --------------
Pro forma operating loss                       $(5,431)      $(15,988)
                                        =============== ==============


                      QUAKER FABRIC CORPORATION
              Reconciliation of Net Loss as Reported to
                          Pro Forma Net Loss

                                                     Fourth   Twelve
                                                     Quarter  Months
                                                      Ended    Ended

                                                    December  December
                                                       31,      31,
                                                      2005     2005
                                                    -------- ---------

Net loss, as reported                               $(4,768) $(25,355)
    Early extinguishment of debt, net of income
     taxes                                                      1,424
    Restructuring charges and asset impairments,
             net of income taxes                        107     6,265
    Goodwill impairment                                         5,432
    Plant relocation and duplicate occupancy costs,
             net of income taxes                        261       772
Tax benefit from settlement of R&D claims                      (1,167)
                                                    -------- ---------
Pro forma net loss                                  $(4,400) $(12,629)
                                                    ======== =========
Pro forma net loss, per share                        $(0.26)   $(0.75)
                                                    ======== =========



                       CONDENSED BALANCE SHEETS

                                             December 31,  January 1,
                                                2005          2005
                                            ------------ -------------

Assets
  Current assets:
     Cash and cash equivalents                     $725        $4,134
     Accounts receivable                         31,822        40,708
     Inventories                                 37,827        43,858
     Prepaid expenses and other current
      assets                                      8,070        11,893
                                            ------------ -------------
      Total current assets                       78,444       100,593

  Property, plant and equipment, net            131,806       158,480
  Goodwill, net of amortization                       0         5,432
  Assets held for sale                            6,483             0
  Other assets                                    3,743         2,000
                                            ------------ -------------
                                               $220,476      $266,505
                                            ============ =============
Liabilities and Stockholders' Equity
 Current maturities of long term debt and
  short term debt                               $17,880       $40,000
 Accounts payable and accrued expenses           21,760        27,197
                                            ------------ -------------
  Total current liabilities                      39,640        67,197

Total debt                                       37,880        40,000
Less: current maturities of long term debt       (4,000)            0
Less: short term debt                           (13,880)      (40,000)
                                            ------------ -------------
  Total long-term debt                           20,000             0
  Deferred income taxes and other
   liabilities                                   18,771        32,816
  Stockholders' equity                          142,065       166,492
                                            ------------ -------------
                                               $220,476      $266,505
                                            ============ =============

This document contains "forward-looking statements," as that term is defined in the federal securities laws. The reader is cautioned that such statements are not guarantees of future performance and that, as a result of various factors, including, but not limited to, the level of customer demand for the Company's products, higher than anticipated costs and lower than anticipated production rates, actual results may differ materially from those projected. For a further discussion of these factors, see the Company's 2004 10-K.

    CONTACT: Quaker Fabric Corporation
             Larry A. Liebenow, 508-646-2264
             or
             Paul J. Kelly, 508-646-2251
             or
             Cynthia L. Gordan, 508-646-2261